Exhibit 99.2

Bimergen Energy Corporation Announces Closing of $13.6 Million Public Offering

Newport Beach, CA – February 23, 2026 — Bimergen Energy Corporation (“Bimergen” or the “Company”) (NYSE American: BESS, BESSWS), a utility-scale battery energy storage systems (BESS) asset owner, project developer, and independent power provider, today announced the closing of its public offering of common stock (or pre-funded warrants (“Pre-Funded Warrants”) in lieu thereof) and one accompanying warrant per common stock or Pre-Funded Warrant, at a public offering price of $4.00, for gross proceeds of $13,600,000, before deducting underwriting discounts and offering expenses. In addition, Bimergen has granted the underwriters a 45-day option to purchase up to an additional 200,000 shares of common stock (or Pre-Funded Warrants) and/or an additional 200,000 warrants to cover over-allotments, if any. The offering also included the purchase by the underwriters of 200,000 warrants in connection with the partial exercise by the underwriters of their over-allotment option.

The Company intends to use the proceeds to develop BESS projects and for working capital.

ThinkEquity acted as sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-280668) relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and became effective on January 29, 2026. This offering is being made only by means of a prospectus. Copies of the final prospectus may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bimergen Energy Corporation

Bimergen Energy Corporation (NYSE American: BESS, BESSWS) is a U.S.-based independent power producer specializing in the development, ownership, and operation of standalone battery energy storage systems (BESS). Bimergen develops utility-scale and distributed storage projects designed to provide grid reliability, renewable integration, and flexible energy solutions. Bimergen manages the full project lifecycle, including site selection, permitting, engineering, procurement, construction, and operations. Its portfolio spans multiple power markets across the United States.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Bimergen Energy Corporation’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Bimergen Energy Corporation undertakes no duty to update such information except as required under applicable law.